EXHIBIT 2.1


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                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization is entered into this day of , 2001, by and between:

                           GUITRON INTERNATIONAL INC.
                           38 Place du Commerce, Suite 230
                           Nuns' Island, Montreal, Quebec
                           Canada H3E 1T8

                                                                ("Acquiror")

                           THE GUITRON  CORPORATION 38 Place du
                           Commerce,  Suite 230  Nuns'  Island,
                           Montreal, Quebec Canada H3E 1T8

                                                                ("Acquiree")

                                       and

                           the SHAREHOLDERS of
                           THE GUITRON CORPORATION
                           as stated in Exhibit A
                           attached hereto

                                                                ("Shareholders")

                                    RECITALS

      The Shareholders own an aggregate of 2,238,026 shares of Acquiree, constituting all of the capital stock of Acquiree issued and outstanding as of the date hereof.

      Acquiror desires to acquire all of the issued and outstanding stock of Acquiree, resulting in Acquiree's being a wholly-owned subsidiary of Acquiror and the Shareholders desire to exchange their shares in Acquiree solely for shares of Acquiror's $.001 par value common stock, on the terms and in accordance with the provisions set forth herein.

      Now,   Therefore,   in  consideration   of  the  mutual   representations,
warranties, covenants, agreements and other premises set out herein, the parties agree as follows:


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                                    AGREEMENT

      1. Plan of Reorganization. The Shareholders are the owners of all of the issued and outstanding shares of stock of Acquiree consisting of an aggregate of 2,238,026 shares (the "Acquiree Stock"). It is the intention of the parties hereto that all of the Acquiree Stock be acquired by Acquiror (the "Acquisition") in exchange solely for Acquiror voting stock.

      2. Exchange of Shares. Acquiror and the Shareholders agree that all of the Acquiree Stock shall be exchanged with Acquiror for shares of common stock of Acquiror ("Acquiror Shares") on a pro rata basis, in proportion to their stockholdings in Acquiree. The Acquiror Shares shall be issued and exchanged at a ratio of 3.25 Acquiror Shares for each share of Acquiree Stock. Certain of the Acquiror Shares to be issued to the shareholders will be registered for resale pursuant to a Registration Statement on Form SB-2 (the "Registration Statement") originally filed by Acquiror with the Securities and Exchange Commission on May 26, 2000 (SEC File No. 333-37904). The balance of the Acquiror Shares will not be registered with the SEC and will be "Restricted Shares" as defined in Rule 144 promulgated by the SEC. The Shareholders represent and warrant that they will hold such Acquiror Shares for investment purposes and not for further public distribution absent SEC registration or exemption therefrom.

      3. Delivery of Shares. Prior to the Closing Date, the Shareholders will deliver to Richard Duffy, attorney-in-fact for the Shareholders (the "Attorney-in-Fact") certificates representing all of the Acquiree Stock, duly endorsed for transfer to the Acquiror, free and clear of all claims and encumbrances. Delivery of the Acquiror Shares (which shares, where required, will be appropriately restricted as to transfer) will be made to the Shareholders, at the Closing on the Closing Date, as set forth herein. The transaction contemplated herein shall not close unless all of the shares constituting the Acquiree Stock are delivered to the Acquiror by Mr. Duffy at Closing.

      4. Option Exercises. There are presently issued and outstanding options to purchase a total of 435,000 shares of the capital stock of Acquiree ("Acquiree Stock Options"). All of the said Acquiree Stock Options are held by certain of the Shareholders. The parties hereto agree that upon the effectuation of the
Acquisition: (i) all Acquiree Stock Options shall be exercisable for the purchase of shares of the common stock of the Acquoror and shall no longer be exercisable for the purchase of shares of the capital stock of the Acquiree;
(ii) the number of shares purchasable pursuant to the exercise of the Acquiree Stock Options shall be increased at a ratio of 1:3.25, enabling the holders of such options to purchase 3.25 shares of Acquiror's common stock for each share of Acquiree Capital Stock for which such options were formerly exercisable, at any time during the respective option exercise periods presently in effect; and
(iii) the exercise prices of each Acquiree Stock Option will be adjusted downward so that the exercise price for the purchase of 3.25 shares of Acquiror's Common Stock after the Acquisition shall be the same as the exercise price for the purchase of one share of Acquiree's stock prior to the Acquisition.


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      5.  Representations of the Shareholders and Acquiree.  The Acquiree hereby represents and warrants without restriction, and the Shareholders hereby represent to the best of their knowledge that, as at this date and as at the Closing Date, the representations listed below are true and correct.

          (a) The Shareholders are the sole owners of all of all of the issued and outstanding shares of the Acquiree Stock, such shares are free from claims, liens, or other encumbrances; and the Shareholders have the unqualified right to transfer and dispose of such shares. As to this representation, such ownership and lien status is warranted by each individual Shareholder as to the respective portion of the Acquiree Stock owned by that individual shareholder.

          (b) The Acquiree Stock constitutes all of the issued and outstanding stock of the Acquiree and the shares represented thereby are validly issued shares of Acquiree, fully-paid and nonassessable.

          (c) Between the effective date of the Registration Statement and the Closing Date of this Agreement, Acquiree will not issue any additional shares of stock or any other securities convertible into or exercisable for the stock of Acquiree.

          (d) The officers of Acquiree are duly authorized to execute this Agreement and have taken all action required by law and agreements, charters, by-laws, or otherwise, to properly and legally execute this Agreement.

      6. Representations of Acquiror. Acquiror hereby represents and warrants as follows:

          (a) As of the Closing Date, the Acquiror Shares to be delivered to the Shareholders will constitute valid and legally issued shares of Acquiror, fully-paid and nonassessable, and will be legally equivalent in all respects to the common stock of Acquiror issued and outstanding as of the date thereof.

          (b) The officers of Acquiror are duly authorized to execute this Agreement and have taken all action required by law and agreements, charters, by-laws, or otherwise, to properly and legally execute this Agreement.

      7. Closing Date. The Closing Date herein referred to shall be immediately following the sale, in the public offering to be made by the Acquiror pursuant to the Registration Statement, of the minimum amount offered therein. At the
Closing: (i) the Attorney-in-Fact shall deliver to the Acquiror the certificates representing all of the shares of the Acquiree Stock, duly endorsed for transfer to the Acquiror; and (iii) the Attorney-in-Fact shall accept delivery, on behalf of the Shareholders, of the certificate representing all of the Acquiror Shares. Certain


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opinions,  exhibits,  and other  documents  may be delivered  subsequent  to the
Closing Date upon the mutual agreement of the parties hereto.

      8. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

      9. Miscellaneous.

         (a) Further Assurances. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

         (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested given to the party at the address stated at the outset of this Agreement.

         (d) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (f) Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

         (g) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.


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         (h) Entire  Agreement.  This  Agreement is the entire  agreement of the parties covering everything agreed upon or understood in the transaction.  There
are   no   oral   promises,   conditions,    representations,    understandings,
interpretations or terms of any kind as conditions or inducements to the execution hereof.

         (i) Benefit and Assignability. This agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, provided, however, that this Agreement cannot be assigned by any party except by or with the written consent of the others. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation other than the parties hereto and their respective legal representatives, successors and assigns any rights or benefits under or by reason of this Agreement.

      In Witness Whereof, the parties have executed this Agreement the day and year first above written.

ATTEST:                                        THE GUITRON CORPORATION

--------------------------                     By_____________________________
                                                  Richard Duffy, President

ATTEST:                                        GUITRON INTERNATIONAL INC.

--------------------------                     By_____________________________
                                                  Richard Duffy, President

ATTEST:

--------------------------                     --------------------------------
                                               Richard Duffy, as Attorney-
                                               In-Fact for the Shareholders